Exhibit 99.1

New Oriental Energy & Chemical Corporation Announces Fiscal 2007 Financial Results

•	Company Reports a 26.8% Increase in Annual Revenue to $39 million
•	Alternative Fuel Revenue Increased 108% to $12.2 million
•	New DME Production Facility Scheduled to be Available by September 2007 will add 100,000 tons of Additional Annualized Capacity
•	Company Anticipates First Quarter Revenues of at least $15.5 million

NEW YORK, NY—July 2, 2007 -- New Oriental Energy & Chemical Corp. (NASDAQ:NOEC), a specialty chemical and emerging alternative fuel manufacturer in The People’s Republic of China (PRC), today announced financial results for the fiscal year ending March 31, 2007.

Financial Results

The Company reported record revenue of $39.0 million for fiscal year 2007 compared to $31.0 million last year, representing an increase of 26.8 percent. Revenue growth primarily resulted from a 108 percent increase in alternative fuel revenues to $12.2 million, which represented 31.3 percent of total revenues, as compared to $5.9 million or 19.1 percent of revenues during fiscal 2006. Methanol comprised an unusually high percentage of total revenue as management strategically shifted production to increase methanol output to capitalize on the significant increase in market prices during the December quarter.

“During fiscal 2007, the Company began to benefit from our previous investments focused on expanding alternative fuel production capabilities, specifically for DME and Methanol,” stated Mr. Chen Si Qiang, New Oriental Energy & Chemical Corporation’s Chief Executive Officer. “At the end of this fiscal year we had the capacity to produce 50,000 tons of DME annually which represents a 400 percent increase from production levels at the beginning of fiscal 2007. By leveraging strong market demand for DME and Methanol, we were able to show meaningful year over year revenue growth and an overall improvement in gross margins.”

Product Revenue Comparison:
(all numbers in USD thousands)

	Fiscal 2007	Fiscal 2006	% Change
Urea	$22,041	$23,092	(4.5%)
Carbonate Hydrogen Ammonia	2,090	1,584	31.9%
Liquified Ammonia	1,853	226	721.0%
Methanol	7,315	5,271	38.8%
DME	4,886	592	725.8%
Ammonia Water	157	---	N/A
LPG (Liquefied Petroleum Gas)	655		N/A
Total	$38,997	$30,764	26.7%

Cost of goods sold for fiscal year 2007 increased 25.5 percent to $33.35 million as the Company increased overall revenue while also incurring a $1.3 million expense related to reclassification of previously stated coal inventory. The Company anticipates modest expenses in fiscal 2008 related to further inventory adjustments. Gross profit increased 35 percent to $5.64 million with gross margins improving by almost one percent to 14.48 percent. The improvement in gross margins was due primarily to a larger contribution of alternative fuels as a percentage of revenue, an improvement in overall utilization levels and improved production efficiency through the installation of new automation equipment, which was offset by rising coal and electricity costs and the aforementioned non-cash charge to inventory. Additionally, management believes that the recent integration of a new coal stick line will reduce the cost of the Company’s primary feedstock, which should enable further gross margin improvements.

Operating expenses for fiscal 2007 increased 104.1 percent to $1.93 million and were impacted by higher overall expenses related to increased revenue levels, additional staffing to improve internal controls and higher costs related to being a public company. Operating margins for the period were 9.54 percent as compared to 10.52 percent last year.

Net income for fiscal 2007 increased 9.8 percent to $3.02 million with earnings of $0.3 per weighted average fully diluted share as compared to $2.7 million and $0.37 reported during fiscal 2006. The Company utilized 9.9 million weighted diluted shares outstanding for fiscal 2007, as compared to 7.5 million for the previous year. It is important to note that, because the Company did not go public until October 2006, only a portion of the total fully diluted outstanding shares were used in each respective calculation. As of March 31, 2007 the Company had 12,640,000 fully diluted shares outstanding.

Balance Sheet Highlights

The Company ended fiscal 2007 with $8.1 million in cash and restricted cash compared to $5.4 million the previous year. Inventories of $3.8 million were comprised of $2.6 million Urea and Bicarbonate Ammonia, which was produced and stored to meet demand for the growing season, in addition to product delivery delays caused as China implemented the accelerated railway system for customer transportation during the fourth fiscal quarter.

Short term debt at the end of fiscal 2007 was $7.4 million with an additional $3.7 in unsecured notes bearing interest at 7.7 percent due to Xinyang Hong Chang Pipeline Gas Co, Ltd., a company controlled New Oriental’s President and Chief Executive Officer.

The Company continues to maintain strong working capital management with little related receivables and a limited amount of inventory. As a result, cash flow from operations for fiscal 2007 was $5.1 million.

Capital expenditures of $8.8 million for fiscal 2007 were primarily related to the Company’s 100,000 ton DME expansion. Management anticipates that the new DME production line will be fully implemented and operational by September, 2007, which will provide New Oriental with 150,000 tons of annualized DME capacity. Based on the average market price of DME during the past year of $450 per ton and an optimal capacity utilization of 80 to 85 percent, this would equate to approximately $54 and $57.4 million in total annual revenue potential.

First Quarter Guidance

For the first quarter of 2008, which ends June 30, management expects to report revenues of at least $15.5 million with continued GAAP profitability and would represent a 65 percent increase from the $9.4 million in revenues recorded during the first quarter of fiscal 2007. Alternative energy is estimated to account for approximately $4.3 million, or 28 percent of total revenue.

“While DME production and use is still in its infancy, we believe that the favorable price profile when compared to other fuel sources, and improving user dynamics will drive further consumer adoption and growth for the foreseeable future. Currently, there are 11 factories in the PRC which produce DME and we are the largest in the Henan Province. To help facilitate our long term growth and expansion plan, the Company expects to commence building a new 200,000 ton Methanol production line this fall, which will be utilized as the primary self-produced feedstock for additional DME production and would move us significantly closer to our goal of producing 600,000 tons of DME annually by 2010,” Mr. Chen Si Qiang concluded.

About New Oriental Energy & Chemical Corp.

New Oriental Energy & Chemical Corp. is an emerging alternative fuel and specialty chemical manufacturer based in Henan Province, China. The Company is focused on the production of Dimethyl ether (DME), methanol and fertilizer products. The Company sells its products primarily through a network of distribution partners.

Safe Harbor Statement:

This earnings release contains forward-looking statements concerning New Oriental Energy & Chemical Corp. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, new product development, shipment timelines, market acceptance of DME and new products, additional competition from existing and new competitors, changes in technology or product techniques, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. New Oriental Energy & Chemical Corp. undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.
Contact:

For Company:
New Oriental Energy & Chemical Corp.
Mr. Ben Wang, CFO
Xicheng Industrial Zone of Luoshan, Xinyang
Henan Province, The People's Republic of China
Tel: (86) 376-2169961
For Investors:
Matthew Hayden	Mark Miller
HC International, Inc. or	East West Group Network
(760) 994-0034	mmeastwest@hotmail.com
Matt.hayden@hcinternational.net	(770) 436-7429

- FINANCIAL TABLES FOLLOW-

NEW ORIENTAL ENERGY & CHEMICAL CORP. (FORMERLY SPORTS SOURCES,
INC.) AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

ASSETS
	March 31,	March 31,
	2007	2006
CURRENT ASSETS
Cash and cash equivalents	$2,655,143	$3,281,761
Restricted cash	5,430,426	2,120,494
Notes receivable	1,395,858	10,099
Inventories, net	3,812,720	1,078,592
Prepayments for goods	383,639	835,712
Taxes receivable	155,863	-
Due from employees	113,275	49,021
Other assets	204,508	34,586
Total current assets	14,151,432	7,410,265

Plant and equipment, net	11,657,546	9,527,685
Land use rights, net	1,550,676	580,597
Construction in progress	5,208,277	3,154,836
Deposits	267,757	1,172,321
Notes receivable	-	1,247,349
Deferred taxes	646,331	369,450
Other long-term assets	39,745	-

TOTAL ASSETS	$33,521,764	$23,462,503

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$2,259,961	$2,627,224
Other payables and accrued liabilities	416,672	440,937
Short term debt	7,356,933	6,677,210
Notes payable - current portion	572,781	453,788
Customer deposits	5,385,425	1,860,459
Payable to contractors	96,861	-
Due to related parties	4,041,583	1,139,129
Taxes payable	-	59,110
Total current liabilities	20,130,216	13,257,857

LONG-TERM LIABILITIES
Notes payable - non-current	-	572,781
Deferred taxes	1,619,110	1,243,751
Due to employees	115,816	90,856
Total long-term liabilities	1,734,926	1,907,388

TOTAL LIABILITIES	21,865,142	15,165,245

SHAREHOLDERS’ EQUITY
Common stock, par value $0.001 per share; 30,000,000 shares authorized, 12,640,000 and 7,500,000 shares issued and outstanding as of March 31, 2007 and 2006, respectively	12,640	7,500
Additional paid-in capital	4,573,205	4,583,591
Retained earnings (restricted portion was $440,182 and $293,558 as of March 31, 2007 and 2006, respectively)	6,611,726	3,545,887
Accumulated other comprehensive income	459,051	160,280

Total Shareholders’ Equity	11,656,622	8,297,258

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$33,521,764	$23,462,503

NEW ORIENTAL ENERGY & CHEMICAL CORP. (FORMERLY SPORTS SOURCES,
INC.) AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME AND
COMPREHENSIVE INCOME FOR THE YEARS ENDED MARCH 31, 2007 AND 2006

	2007	2006

REVENUES	$38,997,412	$30,763,619

COST OF GOODS SOLD	33,334,287	26,583,680

GROSS PROFIT	5,663,125	4,179,939

Selling and distribution	668,247	300,383

General and administrative	1,291,076	667,255

INCOME FROM OPERATIONS	3,703,802	3,212,301

OTHER INCOME (EXPENSES)

Interest expense, net	(238,150)	(139,476)

Government grants	406,319	417,438

Other expenses, net	(19,159)	(26,392)

INCOME BEFORE INCOME TAXES	3,852,812	3,463,871

INCOME TAXES	786,973	716,287

NET INCOME	3,065,839	2,747,584

OTHER COMPREHENSIVE INCOME

Foreign currency translation gain	445,927	238,854
Unrealized gain on marketable securities	-	105
OTHER COMPREHENSIVE INCOME BEFORE TAX	445,927	238,959

INCOME TAX EXPENSE RELATED TO OTHER COMPREHENSIVE INCOME	147,156	78,856

OTHER COMPREHENSIVE INCOME, NET	298,771	160,103

COMPREHENSIVE INCOME	$3,364,610	$2,907,687

WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC AND DILUTED	9,922,137	7,500,000

NET INCOME PER SHARE, BASIC AND DILUTED	$0.31	$0.37